Exhibit 99.2

Marvel Entertainment, Inc.

Transcript of Conference Call
Moderator: Peter Cuneo
November 4, 2008
9:00 a.m. EST

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Marvel Entertainment third quarter results conference call. during the presentation, all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session. [Operator instructions.] As a reminder, this conference is being recorded Tuesday, November 4, 2008.

I would like now to turn the conference over to Peter Cuneo, Vice Chairman of the Board. Please go ahead, sir.

Peter Cuneo:
Thank you, operator, and good morning everyone. Welcome to Marvel’s Third Quarter 2008 Conference Call. With us in New York as speakers today we have in addition to myself, David Maisel, who is the Chairman of Marvel Studios, John Turitzin, who is Executive Vice President of Marvel and our General Counsel, and Ken West, who is our Chief Financial Officer.

As is typical, we’ll start today with our safe harbor announcement. We will then have some prepared comments from Ken West. He will be followed by a few prepared comments from David Maisel. And then we will open the floor to questions and answers.

David Collins
Some of the statements that the company will make on this conference call such as statements of the company’s plans, expectations and financial guidance are forward-looking. While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties and the company’s actual results could differ materially from those discussed on this phone call. Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Ken West:
Good morning everyone. This is Ken West. Marvel’s third quarter results issued this morning included a lot of detail in the press release so I’ll just review the highlights with you now. Net income rose 39% to $50.6 million in Q3 ‘08 on a 48% increase in net sales, yielding earnings per share of $0.64 versus earnings per share of $0.45 last year’s Q3.

Turning now to our segments. As anticipated, Licensing segment net sales declined year-over-year despite improvements in both domestic and international licensing activities. The decrease in licensing was principally related to a $16.1 million decline in net sales from our Spider-Man merchandise joint venture as we move further and further from the May 2007 release of the Spider-Man 3 movie. In addition, year-ago third quarter licensing net sales benefited from settlements of various audit claims, which totaled $16.8 million, the majority of which was recorded within Studio Licensing and was the primary reason for the year over-year decline in Studio Licensing.

Exhibit 99.2

Our operating margin for the Licensing segment was 73% compared with 72% in the prior year period, in line with targeted ranges. Q3 2008 Licensing segment net sales reflect a total contribution of $12 million from Hasbro, $7 million of which was recorded within domestic consumer products and $5 million in international. We anticipate generating overage collections under the Hasbro license beginning sometime in 2011.

Results from the Publishing segment were modestly behind the prior year period principally due to lower net sales of high margin custom publishing programs and trade paperbacks. Operating margin within the Publishing segment was 37%, in line with the expected range of full year Publishing segment’s operating margin of 37 to 40%. The year-over-year decrease in margin reflects higher spending related to our online initiative, which amounted to approximately $1 million in the quarter and lower custom publishing.

Film Production segment net sales of $90 million in Q3 ‘08 represents the second quarter of revenues from our Marvel produced feature film slate. Net sales in this segment included an earlier than expected recognition of $60 million related to the theatrical box office of the Iron Man feature film. Film production net sales also reflect our producer fees to date for Iron Man and The Incredible Hulk as well as the DVD component of the foreign presales for Iron Man.

Gross profit in the film production segment was $45 million and operating income was $40.4 million, which is net of this segment’s SG&A.

Cash generation remained strong in the quarter and net of the $13.3 million spent on the repurchase of the remaining film facility Mezzanine debt, cash and equivalents, restricted cash and short-term investments amounted to $145.4 million at September 30, 2008 up from $122 million as of June 30, 2008.

Additionally, we continued to have no borrowings under our $100 million HSBC line of credit and have a share repurchase authorization for a total availability of $128.2 million as of September 30. As indicated on our balance sheet, total non-recourse film borrowings decreased during the quarter to $182 million at September 30, 2008 compared to $262 million at June 30. This decrease principally reflects the repayment of borrowings using our film proceeds and the buyback of our Mezzanine film debt.

Now for guidance. This morning we updated our full year 2008 financial guidance and initiated 2009 full year guidance. Specifically, our updated 2008 guidance now reflects additional film production segment revenues and associated expenses principally related to proceeds from the Iron Man feature film and DVD release. We expect the majority of Iron Man DVD revenues in 2008.

Although this rise in earnings expectation is merely moving revenue and profits from 2009 into 2008, we are of course, pleased to receive cash earlier to repay debt sooner. For 2008, contributions from The Incredible Hulk will consist of Marvel’s 5% gross participation as well as the recognition of the theatrical and home video portions of the guarantees on the five pre-sold territories. Our revised 2008 diluted earnings per share outlook has risen to the range of $2.45 to $2.65 per share, which is discussed in detail in the guidance section of today’s press release.

Now turning to our 2009 financial guidance. There will be no Marvel Studios produced films, and licensing contributions related to the Wolverine feature film, which will be released in May 2009, are expected to be lower than contributions from both Iron Man

Exhibit 99.2

and Hulk in 2008. Further, there will be minimal Spider-Man joint venture income, roughly a $45 million decrease from 2008 as we have already recognized revenue of $51 million for the nine-month period ended September 30, 2008.

Our view on 2009 performance has also been tempered somewhat by the uncertain economic outlook.

Since we expect the majority of Iron Man’s DVD revenues in 2008, The Incredible Hulk home video revenues will be the major driver for the Film Production segment in 2009. As The Incredible Hulk’s percentage contribution is significantly lower than that of Iron Man, gross margins in the Film Production segment are expected to decrease from 45% in 2008 to roughly 20% in 2009 due to the higher weighting of The Incredible Hulk related revenues.

As we did last year, we have provided the primary assumptions for each segment’s contribution to our 2009 guidance in today’s press release. At a macro level, the low end of the 2009 range assumes there’s an approximately 10 to 15% negative impact to all of our businesses related to the challenging consumer environment. The high end assumes business as usual with no negative impact.

As a result of all of these factors, we anticipate revenues of $415 to $460 million in 2009 and net income of $80 to $105 million, with earnings per share of $1.00 to $1.35. With a need to fund one-third of the production budgets of the Iron Man 2 and Thor feature films, as well as funding the pre-production costs of both Captain America and The Avengers during 2009, aggregating approximately $175 million, and without giving effect to any further stock repurchases, we expect to end 2009 with cash in excess of $100 million and still no borrowings under our corporate credit facility.

Based on anticipated film proceeds from both Iron Man and The Incredible Hulk and borrowings to produce Thor and Iron Man 2, we estimate interest expense to approximate $14 million in 2009. As we have often stated, we run our company to maximize profitability and cash flow over the long term and do not expect smooth year-over-year progressions.

Let me now turn the call over to David Maisel to provide an update on our studio activities and successes to date.

David Maisel:
Thanks, Ken. We are obviously very happy with the successful launch of the new Marvel Studios in 2008. Our first two films, Iron Man and The Incredible Hulk, have now surpassed $840 million in worldwide box offices and are two of the leading DVDs of the year, with close to $250 million in worldwide revenues to date. Iron Man itself is currently the 21st biggest domestic movie of all time and the number one DVD of the year so far and, as Ken mentioned, helped to create the high level profits we are seeing in 2008.

However, perhaps even more importantly, this successful launch of Marvel Studios sets the foundation for the future growth. 2010 is scheduled to bring Iron Man 2 and Thor, while 2011 has The First Avenger: Captain America and The Avengers movie. We’ve announced Robert Downey, Jr. will star in both Iron Man 2 and The Avengers, and Jon Favreau will direct Iron Man 2 and executive produce The Avengers. We’ll be making other talent and director announcements as these deals are finalized.

Exhibit 99.2

On one other note, by 2010, we also expect that our Spider-Man Broadway musical will have premiered on Broadway. This is the musical directed by Julie Taymor, the director of The Lion King, with music written by Bono and the Edge from the rock band U2.

In keeping with our conservative fiscal approach, we are not funding the show, but we are co-producing it and have a meaningful first dollar gross participation, which could create significant upside if the show is successful and spawns multiple touring companies around the world.

With that, I turn it over to Peter for Q&A.

Peter Cuneo
Thank you, David.

Operator, we’re ready to start.

Operator: [Operator instructions.] And our first question comes from the line of Drew Crum with Stifel Nicolaus. Please proceed with your question.

Drew Crum: Good morning everyone. It’s Stifel Nicolaus. I just want to get some additional color on your guidance for 2008, specifically on the Licensing and Publishing businesses for the fourth quarter. I believe your previous guidance as far as revenue was concerned was 260 to 270 and I guess if you assume what you’ve given us for Film Production, it would imply perhaps some degradation in either Licensing and/or Publishing. So I’m just looking for some additional color there.

Ken West: Drew, this is Ken West. In fact, there has been no degradation that’s been noticed to date other than within the Publishing segment of a slight down turn in advertising and custom trade publishing. But other than that, Licensing continues as anticipated, no changes to that whatsoever, and we’re very happy with the contribution of the films in ‘08.

Drew Crum: So Ken, it’s still 260 to 270, that’s your revenue assumption for 2008?

Ken West: With respect to which? Are you talking about...

Drew Crum: With respect to the Licensing segment.

Ken West: Roughly. That’s... in general.

Drew Crum: Okay, fair enough. And then your expectations for Hulk? I presume you still anticipate this being a profitable film?

Ken West: Yes, both films – both profitable.

Drew Crum: Okay. And David, can you provide any color as far as the number of DVD units you’ve sold for each title?

Matt Finick: Yes. Hi, this is Matt.

Drew Crum: Hi, Matt.

Matt Finick: Drew, we would prefer to talk in terms of sell-through revenues. So including rental figures, total worldwide sell-through for Iron Man through November 2

Exhibit 99.2

was about $175 million in revenues, and for Hulk it was roughly $69 million in revenues. And I’d remind everyone that these figures exclude the pre-sold territories such as Germany, France, Australia, and Japan and Spain. And then also, domestically, Iron Man DVD shipped on September 30th and Hulk on October 21st. So you have more data for Iron Man.

Drew Crum: Okay, thanks, that’s helpful. And then last question, your expectations for cash at year-end for 2008?

Ken West: Approximately, well in excess of $100 million. So we’re sitting very comfortably with a very nice position.

Drew Crum: Okay, thanks, guys.

Operator: And our next question comes from the line of Todd Schwartzman from Sidoti. Please proceed with your question.

Todd Schwartzman: Yes, Schwartzman from Sidoti. Good morning, gentlemen. The $1.35 top end of the guidance, I just wanted to get clear on this. Is your assumption there, status quo with respect to the economy, or is there a slight improvement that you would need to see for the $1.35?

Peter Cuneo: Todd, Peter Cuneo. If you look at our range of $1.00 to $1.35, and you take what we’ve mentioned that we have discounted some of our numbers, most of our numbers, between 10 and 15% for the possible effect of a global recession that we’re currently faced with for ‘09, and that is off the roughly the midpoint of our range. That’s how you get to about $1.00. So going above the midpoint of our range would represent upside to our current forecast.

Todd Schwartzman: Okay. With respect to Publishing, the higher costs that you saw during the quarter, is it safe to say that these are going to remain the norm for the foreseeable future, the talent, paper, lower costs in Publishing revenues?

Ken West: Yes, those costs are anticipated to be at this higher level. The challenge we’ll have is in regard to the ability that we may possess to pass along some of those costs in higher pricing of the product. But in the challenging environment that we’re facing for 2009, it may not be the opportune moment to do so. As we also noted, that we’re making initiatives into digital media, which we think is going to be a boon for our future, long-term.

Todd Schwartzman: And lastly, could you maybe talk a little bit about the mix of your licensees’ products by retail price points?

Peter Cuneo: I’m not...to be honest Todd, we’re not sure what you’re referring to.

Todd Schwartzman: The whole slew of products in the marketplace that your licensees produce, do you have any data that would indicate that the median price point of all those hundreds or thousands of items, whatever it is, is north of 30 dollars or south of 20 bucks or what have you? In other words, I’m trying to get a feel to how sensitive the consumer, your business is going to be, as far as the Licensing segment. How...what the current economic environment is going to mean for license sales in the next six or twelve months?

Exhibit 99.2

Ken West: Todd, that’s an interesting question, and it has a lot of potential avenues to go. Clearly, the licensed articles – let’s go back to the number of different licensees we have. We have well over 500 active licensees worldwide. Many of these licensees have maybe on average 20 to 30 different articles, and number of SKUs for that. But in general, the retail price associated with most Marvel-licensed items are within that $30 to $5 or $2 range. So they’re not durable goods. They are these smaller dollar ticket items.

But the real concern that we have overall on a global basis is the credit availability for all of our licensees that are manufacturers and whether they have the credit availability just to produce the products and get it extended out to the retail community to make it available for consumers, and the concern that consumers are not going to be spending or will be spending. So that’s what we’re concerned with for the future.

Todd Schwartzman: Okay, thanks.

Operator: And our next question comes from the line of Alan Gould with Natixis. Please proceed with your question.

Alan Gould: Thank you. First, Matt, if can you just clarify the 175 and $69 million of video revenue. Is that wholesale revenue plus your share of the revenue sharing?

Matt Finick: Yes, that would include rentals. Yes.

Alan Gould: So that’s wholesale, that’s not a retail number?

Matt Finick: Right. That’s wholesale. That’s basically revenues to Paramount and ourselves.

Alan Gould: Okay, very good. And then second, next year you said on the film line it’s mostly the Hulk home video you’re going to be recognizing. Will you also recognize the pay TV for Iron Man and Hulk next year?

Matt Finick: Yes. That would be my expectation. We would record cash receipts for that window, yes.

Alan Gould: Okay. And last, Ken, can you just clarify or repeat, you said how much cash would you have at the end of ‘09 after paying the one-third film costs?

Ken West: We anticipate having cash in excess of $100 million.

Alan Gould: At the end of ‘09?

Ken West: At the end of ‘09, certainly.

Alan Gould: Okay.

Ken West: A slightly higher amount at the end of ‘08 and no borrowings against our HSBC credit facility, which has a facility total of $100 million.

Alan Gould: Did you give how much you think the film facility will be at that point?

Ken West: No. I have not given that number.

Exhibit 99.2

Alan Gould: Would you care to?

Ken West: Well, that... it’s a little too early associated with that. We know we’ll be borrowing to produce both Iron Man 2 and Thor during 2009. We’ll be paying back some amounts associated with the collections we anticipate for the DVDs and other windows of the films and borrowing the interest. So it’s a big moving target, and we’ll be differently prepared for the next quarterly conference call for that topic.

Alan Gould: Okay, thank you.

Operator: And our next question comes from the line of Jason Bazinet with Citigroup. Please proceed with your question.

Jason Bazinet: I just have a longer-term question. If you look at the Mezzanine notes that you paid down in the third quarter which was higher cost paper, and you look at the Amendment 6, where you guys are going to begin to pay for some of the production costs yourself, philosophically if you have a lot of cash, would you move to sort of move out of the film facility that you have and sort of self-fund these? Or do you view the non-recourse nature of the debt, and the terms that you have there, as an implicit asset for the firm and you’ll probably continue to run the LLC for the foreseeable future even if you have cash?

David Maisel: Our plan right now, this is David responding – It’s a good question. Because of the success of the films, we have taken the moves that you outlined by buying back the $60 million of Mezz and making the new distribution deal which not only got us more favorable economic terms but allows us to now have the upside worldwide on the movies rather than being forced to pre-sell territories. And obviously, that entailed us putting up one-third of the budget. So we’ve moved a bit more in terms of using the Marvel capital. But we view right now that the balance we have, with still two-thirds of the funding coming from our non-recourse facility is an attractive mix and that the rate that we’re paying there is attractive.

At the same time, we’re constantly looking, as evidenced by the new distribution deal and the improvements that we put into that deal, which frankly have happened at an early point in the studio, normally that might not happen till much later – we were able to do that at an early point which we’re very happy about – we’re constantly looking at any way we can fine tune our facility, fine tune our distribution and improve the profitability of our movies.

One of the aspects – two things I’d like to mention there, we have with this credit environment, increased costs tied to the facility, about 130 basis points because of the Ambac downgrade. We’re constantly evaluating the fees and the implications of the Ambac charges versus the benefits received. At this point in time, we’re happy with the facility but we’re constantly evaluating that situation.

Another note is we’ve made a decision to take significant space in Los Angeles, at a place called Raleigh Studios in Manhattan Beach where we’re moving our LA studio headquarters. And we will also have dedicated sound stages and pre and post-production areas where we will be making and developing and shooting all of our next four movies. That’s a significant move on Marvel, a significant investment in space.

We believe that by doing that, we will not only have cost efficiencies by being able to have all the productions under one roof and negotiate various volume discounts and other sorts of cost efficiencies, but also hopefully continue and have a better probability

Exhibit 99.2

of having the quality that we all saw this past summer in the movies by being the hands on producers as we were with Iron Man and The Incredible Hulk.

Jason Bazinet: Very helpful. Thank you.

Operator: And our next question comes from the line of Barton Crockett with JPMorgan. Please proceed with your question.

Barton Crockett: Okay, great. Thanks for taking the question. Let me see, I wanted to ask a little bit about the recessionary impact you guys highlighted in the release. You say your guidance presumes I think at the low end a haircut for a recession. At the high end, you know, no real impact from the economy, if I understand it correctly now. Could you tell us though, what you have seen to date, because in previous presentations, the commentary seemed to be that you’re not really seeing any impact from the economy on your business? And I’m just wondering if you’re starting to see that, if you could detail what you are seeing? Is it slackening of purchases of licensed product or vendors perhaps not coming up with financing to make certain product categories or perhaps this volume of DVD sales after kind of the first week which looks strong?

Peter Cuneo: Barton, this is Peter Cuneo. I think Ken mentioned that to date we really haven’t seen a material impact on our business. What we have seen is some pressure on our advertising revenues from the Publishing group for advertising in comic books and some pressure on customized comic books. But those haven’t resulted in any material downside yet.

You have to remember when it comes to our licensees we get reports from them on a lag basis. So as we sit here in the room today, I think it’s fair to say that we have not seen any material impact. But we are very concerned. You know in the past when there were little recessions and other downturns we always gave the speech that very often people who were in the escapism business, if anything, might even see an up-tick. Because when times are tough, people like to escape more. The one business that did phenomenally well during the Great Depression was movies, believe it or not.

And of course, the business is very different today than it was then. But we are faced with a global downturn potentially here. And we’ve never seen this before, so I think it’s prudent for us at this point to be very cautious in our projections.

Barton Crockett: Okay, all right. And then, what we’ve seen in terms of unit shipments on your DVDs for Iron Man and Hulk the first week, some of the trade press put Iron Man at 7.2 million with 500,000 Blu-ray and the Hulk at 3 million in the first week. That looked a little bit better than I would have expected and would suggest to me that DVD revenues may come in above the ideal film model that you guys had laid out for both of those films within the respective box office ranges. And you just quoted these revenue numbers. I haven’t crunched the numbers on that yet, but could you give a sense of whether you see DVDs coming in within your guidance range for your ideal model or somewhere outside of it at this point for those movies?

Matt Finick: Barton, it’s Matt Finick. The DVD sell through that we’ve been seeing to date is in line with our Ultimates. And as Ken indicated, we have not made any material adjustments to our Ultimate assumptions at this time.

Barton Crockett: Okay. And then one...two other quick questions, if I could. Could you talk first about FX impact on your Licensing business, and to a secondary degree on your movie business? I’m not sure if you have any license deals that are foreign

Exhibit 99.2

currency denominated and to what degree in the international part of that licensing is foreign currency denominated?

Ken West: Barton, this is Ken. We are exposed to different currencies, but not to a great degree. With respect to licenses, a majority of our international licenses are U.S. dollar denominated. There are some that are Euro and Sterling so we’re exposed to those. And as far as the collections of studio receipts in different foreign countries, I believe that we’re exposed to all those different currencies. But the great majority of our receipts have been very successful domestically.

Barton Crockett: Okay. And then the final question, I just want to be sure I’m clear in terms of your approach to share repurchase at this point. It looks like you didn’t do any in the quarter. Is that correct? And it looks like your guidance for next year is exclusive of share repurchases. Should we read that as perhaps a bias against share repurchase in this environment? Could you just clarify?

Peter Cuneo: No. I think our response is as it always is. The Board looks at this program and, you know, will buy stock on an opportunistic basis. But no, you should not read any positive or negative prejudice into that statement.

Barton Crockett: Okay, great. But you didn’t do any share repurchase in the quarter?

Ken West: That’s correct. We had no stock repurchases during Q3.

Barton Crockett: Okay, great. Thanks a ton.

Operator: And our next question comes from the line of David Miller with Caris & Company. Please proceed with your question.

David Miller: Hi, good morning. Just one question. In a strange way your choice to front load Iron Man and Hulk DVD economics away from the first half of ‘09 and into the balance of ‘08 really allows for convenient foreshadowing into 2010. So you’ve got two films coming out in 2010, obviously including Iron Man 2. We now have a pretty good proxy for what you guys can earn in a year in which there are two films. I know you don’t really want to foreshadow 2010 too much, but are there any other film events in 2010 that are non owned properties such as residual fees from X-Men: Wolverine or Spider-Man 4 or anything like that that we can plug into our models for 2010? Thanks.

David Maisel: This is David. Regarding 2010, obviously we have our two films, Iron Man 2 and Thor that we’ve announced and we’ve set dates for. At this point in time, there’s not a film from one of our license partners, a Marvel movie. We continue to receive our participations in the previously released movies. Wolverine is coming out next May. We’ll get the second year of our participation in that film and obviously the tails from the previous films. 2011, we have our two movies. We are awaiting, as is the rest of the industry, the announcement from Sony on when Spider-Man 4 will actually be presented.

David Miller: Okay, thank you.

Operator: [Operator Instructions.] Our next question is from the line of Doug Creutz of Cowen & Company. Please proceed with your question.

Doug Creutz: Hi, yes, thanks. It looks like in your Publishing guidance for next year that you’re basically assuming it to be pretty flat year-over-year. Can you talk about how you

Exhibit 99.2

see growth trending? Is that still on average a low single digit grower or what are the puts and takes on next year and why it might be flat? Thanks.

Ken West: In general, we’re expecting what we call the direct market of comic books through the retail channels of comic book stores – we do believe that to be flat. But, in fact, we are anticipating with caution that there will be lesser amounts sold through the book market. That is our concern with the financial viability of retailers like Borders and Waldenbooks and also the revenue recorded associated or anticipated with advertising and custom comics produced elements are also anticipated to be down.

Peter Cuneo: Remember also that we’re making a substantial investment in our digital publishing effort, and we’ve noted in our press release today that the out-of-pocket in 2009 we anticipate will be around $6 million, for that effort. So when you look at the Publishing segment as a whole, you will see a decline in the profitability.

Doug Creutz: Okay, thank you.

Operator: And our next question comes from the line of Ben Mogil with Thomas Weisel Partners. Please proceed with your question.

Benjamin Mogil: Hi, guys. Good morning. I wanted to ask you, going back to Barton’s question about currency. Even in markets abroad where you receive U.S. dollars as the licensed payments, are you not exposed to the underlying currency volatility as the local market is also the sort of driver, if you will, of the license fees?

Ken West: Well... Ben, as I mentioned before we are exposed to those variations in the local currency versus our functional currency, which is the U.S. dollar. So we are looking at different potential hedge issues. But at present we have not hedged any of those foreign currency risks. But the majority of our international licenses are still U.S. dollar denominated.

Benjamin Mogil: Okay. Can you give us a sense when you came up with the guidance, what currency, major exchange rate assumptions you were using?

Ken West: I don’t have that handy, but we do not anticipate any further material swings in the dollar compared to the major currencies of Euro and Sterling.

Benjamin Mogil: Okay. And then I think, going back to the original commentary about the macro impact of 10 to 15%, is that on the Licensing and Publishing businesses only or is that on film as well?

Ken West: That’s all businesses overall across the board, 10 to 15% for ‘09.

Benjamin Mogil: Okay. And then I think just sort of last question is in terms of the supply ratio, you mentioned the availability of credit in order to manufacture the licensed products. Do you have a sort of contingency plan if, in fact, a number of your manufacturing companies run into real liquidity issues? Would you be willing to extend liquidity on a sort of very short-term basis or do you have sort of alternate better-capitalized suppliers that can fill in quickly? I want to get a sense from a disruption perspective how meaningful or not this could be.

Ken West: There is a potential for the concern as we’re talking about cautious language associated with 2009 and establishing our guidance as we have, I don’t think we’re in the position that we would be extending credit to any of our licensees. But to the extent

Exhibit 99.2

if they’re major contributors to us and important to our future and there’s no alternate supplier of similar products to get the articles into the same territories and markets, we would look at it, potentially, but have not ever demonstrated a history of extending credit to any of our licensees. To the converse, we actually get large advances from our licensees to give them the right to exploit the Marvel IP to their benefit and to our own.

Benjamin Mogil: Sure, so under that guise would you sort of consider short-term waivers of the advances just to make sure that these companies can actually get stuff out the door?

Ken West: It’s possible. Although, we haven’t seen that yet, we would certainly evaluate if those factors come to our position.

Benjamin Mogil: Okay. And are any of the manufacturers from a concentration perspective, either by dollar figure, can you give us a sense of what the single largest manufacturer represents of a percentage of licensing dollars?

Ken West : The Hasbro relationship for toys is clearly the single most significant licensing partner we have.

Benjamin Mogil: Sure.

Ken West : As you can see from their public filings, they’re very financially viable. Apart from them, there are as I mentioned, well over 500 different active licensees serving so many different markets, different articles and SKUs, it would be hard to identify.

Benjamin Mogil: Okay.

Ken West: But in general we try to work with the strongest companies across all different disciplines and articles.

Benjamin Mogil: Okay, great. Thank you very much.

Operator: And our next question comes from the line of David Bank with RBC Capital Markets. Please proceed with your question.

David Bank: Thanks. Good morning. Two basic questions. The first one is, can you give a little more color on the Publishing side? First off, what was the experience in the last two major recessions in ‘01 and ‘91 in terms of the disruption to the publishing business? And can you give a little bit more clarity on, you said there was a difference in channel, so vulnerability economically to the book stores versus the direct retailers and the advertising side? So if you could give a breakdown of revenue contribution there. Sorry, that’s one big question. And the second question, conceptually given that you guys updated guidance on September 29th, and there was a pretty big swing in studio revenue on September 29th, what was the major change that happened subsequently? And what was the trigger – what did you know that you didn’t know basically a month ago?

Peter Cuneo: Matt is going to take the studio revenue question first. Then we’ll address the Publishing question.

David Bank: Thanks.

Matt Finick: Hi, David. It’s Matt.

Exhibit 99.2

David Bank: Good morning.

Matt Finick: Hi. What really changed was that the DVD... the initial DVD sales for Iron Man have been stronger year to date, resulting in cash coming in a lot faster than we had anticipated to Paramount. That was the principal change in shifting revenues in from ‘09 into ‘08.

David Bank: So the recoupment schedule accelerated?

Ken West: That’s correct. It’s timing. And David, with respect to 2001, although it precedes me personally – I joined the company in 2002 – I know that the channels of distribution for published materials have been expanded while I’ve been here, principally in 2003 to 2004 into what we call the trade market, the Waldenbooks, the Borders. And also, advertising back then was not significant to the Publishing business whatsoever. So that has grown up and now being challenged.

David Bank: Okay, thank you.

Operator: And our next question comes from the line of Joe Hovorka with Raymond James. Please proceed with your question.

Joseph Hovorka: Thanks, guys. A couple of things. First, could you clarify the cut off for the Iron Man and the Hulk DVD revenue? How many weeks is that? Is that as of Sunday or is it as of today or...

Matt Finick: That was roughly through November 2.

Joseph Hovorka: Okay.

Matt Finick: And in some international territories, because international territories had staggered releases, for some territories we only had limited data. For example, in the U.K., which is the largest...one of the largest regions for Iron Man, I had no data because I did not get sell-through data yet.

Joseph Hovorka: Okay. And what is maybe the international/U.S. split right now and where do you anticipate that to end up? Is it going to be similar to the box office or more skewed towards U.S. or – for DVD revenue?

Matt Finick: Yes, remember, as a reminder, Joe, some of the larger territories, because we pre-sold those international territories, the DVD units don’t come into our numbers.

Joseph Hovorka: Right.

Matt Finick: So just based on that, domestic would be significantly larger than international.

Joseph Hovorka: Right. I guess I was thinking excess, those things. But okay, that’s fair. And then unit prices can you talk about – I know you didn’t give units for it, but with your two-disk set are we looking at something that’s in the high teens for a wholesale price, something lower than that? How does that change over the next couple of quarters?

Exhibit 99.2

Matt Finick: Good questions. For the first six-month release window, wholesale prices can generally be on single disk, the high teens. For the double disk and the Blu-ray, it can be over $20. Now with that said, that’s wholesale pricing before any pricing concessions. And generally speaking, for the first six months that wholesale pricing should hold up for us, especially given the strength of Iron Man sell-through to date.

Joseph Hovorka: Okay. And then again, on the DVDs, you said more than half or most of the Iron Man revenue for DVD is expected in ‘08. Is that 51% or is that 80%, just kind of a ball park? Because you’re still doing a 45 day delay, right, and on a cash basis?

Matt Finick: The vast majority of the Iron Man DVD we’re expecting in 2008.

Joseph Hovorka: Okay, fair. And then on the digital opportunities that you keep mentioning, can you flesh that out a little bit? When would we start to expect to get revenue from those opportunities, or significant revenue? I understand you’ve got some already. And where is it coming from? Is it coming from subscriptions? Will it come from ads? Will it be a combination?

Ken West: Joe, I would imagine that probably in the year 2011 we are going to see the first real positive contribution associated with digital media. That will be a combination of ad revenues, digital subscribers picking up on the subscription of comic books, but not until that period because we will continue to invest in that. And it’s going to take time and the dollars we’ve built into our forecast.

Joseph Hovorka: And you said it was $6 million next year, as far as the investment?

Ken West: That is right.

Joseph Hovorka: And what have you spent so far to date?

Ken West: To date about $2.5 to $3 [million]. And we expect to invest at least $4 million in all of ‘08.

Joseph Hovorka: Okay. So roughly a $10 million investment. But you said you’ve also got some investments in 2010 as well?

Ken West: Yes.

Joseph Hovorka: On the magnitude of the ‘09 number, $6 million?

Ken West: It’s too early to tell specifically. But we would anticipate the continuation of the digital investment for our future.

Joseph Hovorka: Okay.

Ken West: We’re certainly not going to comment on ‘10 investments at this point.

Joseph Hovorka: Right. Okay, great. Thanks, guys.

Operator: And our next question comes from the line of Jake Hindelong with Monness, Crespi and Hardt. Please proceed with your question.

Jake Hindelong: Thanks for taking the question. A couple of questions here. First, on Iron Man toys sales, the first half there were some constraints. Can you just comment

Exhibit 99.2

on what you expect for the fourth quarter of ‘08 versus the third quarter, and then 2009 versus ‘08 and if there’s the potential for this to become more of a perennial type character for you?

Ken West: This is Ken. With respect to Iron Man toy sales, both Hasbro and Marvel have been very pleased with the performance of the various SKUs associated with Iron Man product. There wasn’t an adequate or appropriate amount of sell-in initially because we were all surprised so pleasantly with the demand for those well designed action figures and accessories. So they have been playing a little catch up. Q3 is a very strong quarter for Hasbro and Marvel for Iron Man. Q4 I would expect to be a little bit lower and then, we see that this will be a perennial desired product for the future, but to a lesser degree in ‘09 than certainly in ‘08 when the movie was really promoting those sales.

Jake Hindelong: Great, thanks. And then just for 2009, can you highlight any other media properties coming out that you think may be able to drive other toy sales and maybe comment a bit on Avenger toy sales?

Ken West: The only media event that we’ve talked about and it’s in our release that relates to the Wolverine movie coming out in May of ‘09. That in the past has not been a real driver in the sense that X-Men characters have not been real drivers of licensed properties, including toys. So we’re hoping for the best.

David Maisel: And we do have an Iron Man half-hour animated TV show that will be coming out in ‘09, which hopefully will assist the Iron Man consumer product sales. And that’s part of our strategy, to try to have animated television tied to each of our programs.

Peter Cuneo: But we don’t anticipate that the licensing behind X-Men or Wolverine, for example, would be equal to the combination of Hulk and Iron Man in ‘08.

Jake Hindelong: That’s helpful, thank you.

Operator: And we have a follow up question from the line of Alan Gould with Natixis. Please proceed with your question.

Alan Gould: Okay, thank you. Could you just remind us what the deal is with Sony? May 4th ‘07, I believe, was the release date of Spider-Man 3. How long after that do they have to commit to producing a Spider-Man 4 and how long after that do they have to – until they actually put it into production?

John Turitzin: Alan, it’s John Turitzin. They have several years. They’re not at any risk right now of losing their rights. And I know that Sony – there’s been some discussion publicly, which I read in the press, about Sony gearing up for something for 2011. But I wouldn’t be looking forward to Sony losing their rights to the movie.

Alan Gould: But typically, isn’t it like they have two or three years to pay the first $5 million or so to commit to it?

Peter Cuneo: Alan, they’ve already done that for Spider-Man 4. We’ve already received the first $5 million.

Alan Gould: Okay. Thank you, Peter. Thanks, John.

Exhibit 99.2

Operator: Mr. Cuneo, there are no further questions at this time. I will now turn the call back to you. Please continue with your presentation or closing remarks.

Peter Cuneo, Vice Chairman of the Board
Thank you very much, operator. Thank you everyone for participating. We really appreciate your interest in Marvel and look forward to talking with you in the future. Thanks again.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.